Exhibit 99.2

Entergy 639 Loyola Avenue New Orleans, LA 70113
News Release

Date:	Nov. 5, 2012

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations (504) 576-4380 pwater1@entergy.com

Entergy Reports Third Quarter Earnings and
Issues Forward-Looking Financial Update

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported third quarter 2012 as-reported earnings of $337.1 million, or $1.89 per share, compared with $628.1 million, or $3.53 per share, for third quarter 2011. On an operational basis, Entergy’s third quarter 2012 earnings were $347.7 million, or $1.95 per share, compared with $628.1 million, or $3.53 per share, in third quarter 2011.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	1.89	3.53	(1.64)	3.10	6.67	(3.57)
Less Special Items	(0.06)	-	(0.06)	(1.41)	-	(1.41)
Operational Earnings	1.95	3.53	(1.58)	4.51	6.67	(2.16)
       *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2012

•
Utility earnings were lower due largely to the absence of the net earnings benefit associated with an August 2011 Internal Revenue Service settlement and higher non-fuel operation and maintenance expense.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

•	Entergy Wholesale Commodities earnings decreased due primarily to lower net revenue and higher non-fuel operation and maintenance expense, partially offset by a lower effective income tax rate.
•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“While our near-term financial results and outlook continue to reflect the current low commodity price environment, we remained focused on managing all aspects of our business that we can control day-to-day in a safe and efficient manner,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “We’ve made substantial progress on our initiative to join the Midwest Independent Transmission System Operator, a regional transmission organization. Most recently, the Arkansas Public Service Commission and the Public Utility Commission of Texas conditionally approved proposals put forth by their respective companies. These milestones move our customers significantly closer to achieving up to $1.4 billion in projected savings over the next decade.

“We continue to focus on the future by managing risk and executing on all initiatives intended to create value for all stakeholders, such as the proposal to spin off and merge the transmission business with ITC Holdings Corp. The new management team’s transition will be seamless as they take over responsibility to complete the initiatives underway, as well as identify new ideas and opportunities.”

Other Business Highlights

•
Entergy initiated the approval process for the spin-off and merger of the transmission business with ITC, including filings in four retail jurisdictions and at the Federal Energy Regulatory Commission.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

•
The New York Independent System Operator finalized the 2012 Reliability Needs Assessment, which reiterated reliability benefits of Indian Point. Two other independent reports also presented findings supporting the importance of Indian Point.

•	The U.S. Department of Energy gave Entergy’s response to Hurricane Isaac an “A+” noting, “This is one of the best restorations we’ve seen in recent memory and Entergy should be commended.”
•	Entergy was named to the Dow Jones North America and World Sustainability Indexes, marking the 11th consecutive year of membership in the World or North America Index, or both.

A teleconference will be held at noon CT on Monday, Nov. 5, 2012, to discuss Entergy’s third quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 5414008, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Nov. 12, 2012, by dialing (719) 457-0820, confirmation code 5414008.

Utility

In third quarter 2012, Utility earnings were $296.2 million, or $1.66 per share, on an as-reported basis and $306.8 million, or $1.72 per share, on an operational basis, compared to $524.1 million, or $2.95 per share, on both as-reported and operational bases in third quarter 2011.  The quarter-over-quarter decrease was due largely to the absence of the net earnings benefit from a 2011 IRS settlement that resulted in a significant reduction in income tax expense, the majority of which was recorded at the Utility, and the regulatory charge recorded to reflect the agreement to share the benefits resulting from the settlement with Entergy Louisiana’s customers, which decreased net revenue.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

Third quarter 2012 Utility net revenue increased. However, excluding the prior year regulatory charge, Utility net revenue decreased slightly due to several factors. Billed retail sales volume was down quarter over quarter driven primarily by the effects of weather and Hurricane Isaac. Overall, weather was warmer than normal for the current quarter, but fell short of the significantly above-normal temperatures experienced in the third quarter of 2011. The decreases were largely offset by the net effect of regulatory actions in several jurisdictions and increased net revenue attributable to weather-adjusted volume. Although total weather-adjusted retail sales growth was essentially flat, net revenue increased from sales growth due to growth in the higher-margin residential and commercial segments.

Higher non-fuel operation and maintenance expense and higher depreciation expense also contributed to the quarter-over-quarter decline. The non-fuel operation and maintenance expense increase was attributable to several factors, including the absence of a deferral of previously expensed outage costs at Entergy New Orleans recorded in the third quarter of 2011, a temporary increase in Entergy Mississippi’s storm damage reserve and higher costs related to Entergy Arkansas’ energy efficiency program (both offset in net revenue), and higher compensation and benefits costs (largely pension). Those factors were partially offset by deferral or capitalization of Isaac storm restoration costs.

Current quarter results included adjustments recorded in several income statement categories following the PUCT’s final order in Entergy Texas' rate case issued in September 2012. The net effect of approximately $21 million pre-tax was driven primarily by a reduction in Entergy Texas' regulatory asset associated with estimated Hurricane Rita insurance recoveries and the expected amortization period of that asset.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

Residential sales in third quarter 2012, on a weather-adjusted basis, increased 1.4 percent compared to third quarter 2011. Commercial and governmental sales, on a weather-adjusted basis, increased 0.9 percent quarter over quarter. Industrial sales in the third quarter decreased 2.5 percent compared to the same quarter of 2011. Billed retail sales growth on a weather-adjusted basis was essentially flat quarter over quarter. Growth in residential and commercial and governmental sales was offset by a decline in industrial sales. The industrial sales decrease was due partly to an outage at a large industrial customer.

Entergy Wholesale Commodities

Entergy Wholesale Commodities as-reported and operational earnings were $118.8 million, or 67 cents per share, for third quarter 2012, compared to $130.2 million, or 73 cents per share, for third quarter 2011. The decline was largely attributable to the operational EBITDA drivers noted below. These items were partially offset by lower depreciation expense and a lower effective income tax rate. The depreciation expense decrease was due primarily to the receipt of proceeds by Indian Point 2 for the resolution of litigation related to the DOE’s failure to provide timely spent fuel storage. The lower effective income tax rate reflected a portion of Entergy Nuclear Power Marketing income tax expense being recorded at Parent & Other due to an ownership restructuring.

Entergy Wholesale Commodities operational adjusted EBITDA was $185 million in the third quarter of 2012, compared to $241 million in the same period a year ago. The decline was due largely to lower net revenue from the nuclear portfolio primarily on lower energy pricing. The average realized revenue per megawatt hour for the nuclear fleet was approximately $52, down from approximately $56 in the same period last year. While

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

nuclear generation declined due to an increase in refueling and unplanned outage days, the effect of outage days was partially offset by the exercise of resupply options provided for in power purchase agreements whereby, under these options, Entergy Wholesale Commodities may elect to supply power from another source when the plant is not running. Lower net revenue from Entergy Wholesale Commodities’ nuclear fleet was partially offset by net revenue from the 583-megawatt Rhode Island State Energy Center, which was acquired in December 2011. Higher non-fuel operation and maintenance expense also contributed to the operational adjusted EBITDA decline, driven by higher compensation and benefits costs (largely pension) and the Rhode Island State Energy Center acquisition.

Parent & Other

Parent & Other reported a loss of $77.9 million, or 44 cents per share, on an as-reported basis and an operational basis for third quarter 2012. This compares to a loss of $26.3 million, or 15 cents per share, on both as-reported and operational bases in third quarter 2011. Higher income tax expense on Parent & Other activities was the primary factor driving the decrease. The major drivers were the absence of favorable income tax adjustments associated with the prior year IRS settlement and the 2012 Entergy Nuclear Power Marketing income tax expense noted earlier. Higher interest expense also contributed to the decrease.

Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.44 to $4.24 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share. Entergy noted that indications continue to point to the upper end of the guidance ranges. The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-off and merger of Entergy’s transmission business with ITC. As-reported earnings guidance for 2012 does not reflect any potential future expenses for the proposed spin-merge.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

Entergy is initiating 2013 earnings guidance in the range of $4.60 to $5.40 per share on both an as-reported basis and an operational basis. As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. The updated long-term outlook for 2010 through 2014 reflects Entergy’s expectations of economic, business and commodity market conditions through 2014.

The current long-term financial outlook for 2010 through 2014, excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:
Earnings:

•	Utility net income: Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, Entergy Wholesale Commodities is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and/or enforcement of additional environmental regulations.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount/timing of share repurchases, if any.

Capital deployment:

•
A balanced capital investment/return program:  Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Capital deployment through dividends and share repurchases is projected to total around $4 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business
In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Primary filings required include the Entergy Utility operating companies’ retail regulators as well as several federal agencies. ITC shareholders must also approve the transaction.

Additional Information and Where to Find It

On Sept. 25, 2012, ITC filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) registering shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions, but this registration statement has not become effective. This registration statement includes a proxy statement of ITC that also constitutes a prospectus of ITC, and will be sent to ITC shareholders. In addition, Mid South TransCo LLC (TransCo) will file a registration statement with the SEC registering TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the proxy statement/prospectus included in the ITC registration statement and the proxy statement/prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. ITC shareholders are urged to read the proxy statement/prospectus and any

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

other relevant documents because they contain important information about TransCo and the proposed transactions. The proxy statement/prospectus and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated Nov. 5, 2012, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

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Entergy Reports Third Quarter Earnings and Issues Forward-Looking Financial Update

Nov. 5, 2012

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2011; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.66	2.95	(1.29)	3.73	5.24	(1.51)
Entergy Wholesale Commodities	0.67	0.73	(0.06)	0.18	1.78	(1.60)
Parent & Other	(0.44)	(0.15)	(0.29)	(0.81)	(0.35)	(0.46)
Consolidated As-Reported Earnings	1.89	3.53	(1.64)	3.10	6.67	(3.57)

Less Special Items
Utility	(0.06)	-	(0.06)	(0.15)	-	(0.15)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	-	-	-	-	-
Consolidated Special Items	(0.06)	-	(0.06)	(1.41)	-	(1.41)

Operational
Utility	1.72	2.95	(1.23)	3.88	5.24	(1.36)
Entergy Wholesale Commodities	0.67	0.73	(0.06)	1.44	1.78	(0.34)
Parent & Other	(0.44)	(0.15)	(0.29)	(0.81)	(0.35)	(0.46)
Consolidated Operational Earnings	1.95	3.53	(1.58)	4.51	6.67	(2.16)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2012 vs. 2011
($ in millions)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	119	131	(12)	32	320	(288)
Add back: interest expense	3	6	(3)	16	15	1
Add back: income tax expense	34	64	(30)	(10)	213	(223)
Add back: depreciation and amortization	30	45	(15)	129	133	(4)
Subtract: interest and investment income	30	34	(4)	108	98	10
Add back: decommissioning expense	29	29	-	42	86	(44)
Adjusted EBITDA	185	241	(56)	101	669	(568)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational Adjusted EBITDA	185	241	(56)	457	669	(212)

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Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$2,320,360	$2,733,601
Natural gas	23,557	26,439
Competitive businesses	619,643	635,513
Total	2,963,560	3,395,553
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	596,270	849,982
Purchased power	336,552	475,335
Nuclear refueling outage expenses	62,582	64,566
Other operation and maintenance	765,242	708,821
Decommissioning	56,796	56,467
Taxes other than income taxes	149,049	152,044
Depreciation and amortization	281,740	283,581
Other regulatory charges (credits) – net	24,477	203,848
Total	2,272,708	2,794,644
Operating Income	690,852	600,909
Other Income (Deductions):
Allowance for equity funds used during construction	18,396	21,516
Interest and investment income	24,490	33,238
Miscellaneous – net	(10,768)	(14,137)
Total	32,118	40,617
Interest Expense:
Interest expense	155,800	137,301
Allowance for borrowed funds used during construction	(8,003)	(9,713)
Total	147,797	127,588
Income Before Income Taxes	575,173	513,938
Income Taxes	232,503	(119,131)
Consolidated Net Income	342,670	633,069
Preferred Dividend Requirements of Subsidiaries	5,582	5,015
Net Income Attributable to Entergy Corporation	$337,088	$628,054

Earnings Per Average Common Share
Basic	$1.90	$3.55
Diluted	$1.89	$3.53

Average Number of Common Shares Outstanding – Basic	177,517,846	176,950,469
Average Number of Common Shares Outstanding – Diluted	177,975,075	177,723,020

Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$6,039,752	$6,811,538
Natural gas	93,444	126,453
Competitive businesses	1,732,624	1,802,050
Total	7,865,820	8,740,041
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,572,265	1,921,007
Purchased power	966,816	1,289,180
Nuclear refueling outage expenses	184,288	191,517
Asset impairment	355,524	-
Other operation and maintenance	2,259,758	2,077,066
Decommissioning	126,641	167,229
Taxes other than income taxes	424,329	406,493
Depreciation and amortization	836,711	812,672
Other regulatory charges (credits) – net	162,509	204,338
Total	6,888,841	7,069,502
Operating Income	976,979	1,670,539
Other Income (Deductions):
Allowance for equity funds used during construction	70,986	59,558
Interest and investment income	94,767	95,906
Miscellaneous – net	(41,794)	(40,498)
Total	123,959	114,966
Interest Expense:
Interest expense	452,162	409,484
Allowance for borrowed funds used during construction	(27,877)	(27,397)
Total	424,285	382,087
Income Before Income Taxes	676,653	1,403,418
Income Taxes	110,140	196,072
Consolidated Net Income	566,513	1,207,346
Preferred Dividend Requirements of Subsidiaries	16,108	15,046
Net Income Attributable to Entergy Corporation	$550,405	$1,192,300

Earnings Per Average Common Share
Basic	$3.11	$6.70
Diluted	$3.10	$6.67

Average Number of Common Shares Outstanding – Basic	177,184,464	177,857,667
Average Number of Common Shares Outstanding – Diluted	177,636,549	178,805,215

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended September 30

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	11,605	12,376	(6.2)	1.4
Commercial	8,433	8,655	(2.6)	1.1
Governmental	668	689	(3.0)	(2.0)
Industrial	10,748	11,024	(2.5)	(2.5)
Total to Ultimate Customers	31,454	32,744	(3.9)	(0.1)
Wholesale	833	1,038	(19.7)
Total Sales	32,287	33,782	(4.4)

Nine Months Ended September 30

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	27,305	29,411	(7.2)	3.0
Commercial	21,994	22,048	(0.2)	2.6
Governmental	1,852	1,875	(1.2)	(0.6)
Industrial	31,114	30,681	1.4	1.4
Total to Ultimate Customers	82,265	84,015	(2.1)	2.2
Wholesale	2,402	3,021	(20.5)
Total Sales	84,667	87,036	(2.7)

September 30

	2012	2011	% Change
Electric Customers (End of period):
Residential	2,379,080	2,369,437	0.4
Commercial	339,430	337,558	0.6
Governmental	16,584	16,345	1.5
Industrial	47,209	47,575	(0.8)
Total Ultimate Customers	2,782,303	2,770,915	0.4
Wholesale	20	23	(13.0)
Total Customers	2,782,323	2,770,938	0.4